As filed with the Securities and Exchange Commission on February 13, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

BLOCKBUSTER INC.

(Exact name of registrant as specified in its charter)

Delaware	52-1655102
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1201 Elm Street Dallas, Texas 75270	75270
(Address of principal executive offices)	(Zip code)

THE BLOCKBUSTER EXCESS INVESTMENT PLAN

(Full title of the plan)

Edward B. Stead

Executive Vice President and General Counsel

Blockbuster Inc.

1201 Elm Street

Dallas, Texas 75270

(214) 854-3000

(Name and address of agent for service)

(214) 854-3000

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (1)	Amount of registration fee

Deferred Compensation Obligations(2)	$25,000,000	100%	$25,000,000	$2,300

(1)	In accordance with Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), this estimate is made solely for the purpose of calculating the registration fee.
(2)	The Deferred Compensation Obligations are unsecured obligations of Blockbuster Inc. to pay deferred compensation in the future in accordance with the terms of The Blockbuster Excess Investment Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.*

Item 2.    Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by Blockbuster Inc. (the “Registrant”), are hereby incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001; and

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2002, June 30, 2002, and September 30, 2002.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

The securities to be offered under this Registration Statement represent unsecured obligations (the “Obligations”) of the Registrant to pay to the participants in The Blockbuster Excess Investment Plan (the “Plan”) salary and bonus compensation, the receipt of which the participants elect to defer under the Plan. The Obligations also represent amounts that the Registrant credits to participants’ accounts as employer matching contributions. Amounts credited to a participant’s account are credited with earnings as though all amounts in the account had been invested in the same proportions and same investment options as the participant has selected under the Blockbuster Investment Plan, which is the Registrant’s tax-qualified 401(k) plan; or, if no investment option has been selected, in the fixed income investment fund option available in the Blockbuster Investment Plan. The Registrant is not required to make any investments in connection with the Plan and is not required to follow any participant’s hypothetical investment directions with respect to any actual investment the Registrant may make or acquire in connection with the Plan. The Obligations are payable in cash in a lump-sum distribution or in installments, at the election of the participant made in accordance with the Plan. There is no trading market for the Obligations.

The Obligations are unsecured general obligations of the Registrant and rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant. The Obligations are not subject in any manner to anticipation,

1

alienation, sale, transfer, assignment, pledge or encumbrance. The Obligations are not convertible into any other security of the Registrant. No trustee has been appointed to take action with respect to the Obligations and each participant in the Plan will be responsible for enforcing his or her own rights with respect to the Obligations. The Registrant may, but is not obligated to, set aside amounts or establish a trust or fund to serve as a source of funds from which it can satisfy the Obligations. Participants in the Plan will have no rights to any assets held in any trust or fund except as general creditors of the Registrant. Assets in any trust or fund will at all times be subject to the claims of the Registrant’s general creditors.

A participant may request early payment of Obligations solely for the purpose of alleviating an immediate financial emergency, as defined in the Plan, and the committee administering the Plan may grant or deny such request in its sole discretion.

The Registrant reserves the right to amend, suspend or terminate the Plan at any time, except that no amendment, modification or termination shall, without the consent of a participant, adversely affect that participant’s rights in his or her Plan account.

The description above of the Obligations is qualified in its entirety by reference to the full text of the Plan, a complete copy of which is filed as Exhibit 4.1 to this Registration Statement.

Item 5.    Interests of Named Experts and Counsel.

Certain legal matters in connection with the validity of the Obligations offered hereby have been passed upon by Edward B. Stead, Executive Vice President and General Counsel of the Registrant. Mr. Stead is a participant in the Plan and a stockholder of the Registrant.

Item 6.    Indemnification of Directors and Officers.

The Registrant is a Delaware corporation. Section 145 of the Delaware General Corporation Law (the “DGCL”) generally provides that a corporation may indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings brought by a third party, whether civil, criminal, administrative or investigative; provided that the indemnified person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145 of the DGCL also permits indemnification against expenses (including attorneys’ fees) in connection with actions brought by or in right of a corporation to procure a judgment in its favor if the standards of conduct required for third party actions are met, and either (1) the indemnified person has not been adjudged to be liable to the corporation, or (2) the Delaware Court of Chancery or other court in which the action or suit is brought determines that the indemnified person is fairly and reasonably entitled to be indemnified. The indemnification permitted under the DGCL is not exclusive, and a corporation is empowered to purchase and maintain insurance against liabilities whether or not indemnification would be permitted by the statute.

As permitted by Section 102(b) of the DGCL, the Registrant’s Amended and Restated Certificate of Incorporation provides that, to the fullest extent currently permitted by the laws of the State of Delaware, as the same may be amended from time to time, a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

The Registrant’s Amended and Restated Certificate of Incorporation and Bylaws provide for indemnification of its directors and officers to the fullest extent currently permitted by the DGCL. In addition, the Registrant maintains liability insurance for its directors and officers.

Item 7.    Exemption from Registration Claimed.

Not applicable.

2

Item 8.    Exhibits.

The following is a list of all exhibits filed as a part of this Registration Statement, including those incorporated herein by reference.

4.1	— The Blockbuster Excess Investment Plan.

5.1	— Opinion of Edward B. Stead, Esq.

23.1	— Consent of PricewaterhouseCoopers LLP.

23.2	— Consent of Edward B. Stead, Esq. (included in his opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	— Powers of Attorney (included in the signature page to this Registration Statement).

Item 9.    Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the

3

Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 13th day of February, 2003.

BLOCKBUSTER INC.

By:	/s/ John F. Antioco
John F. Antioco Chairman of the Board and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of John F. Antioco, Larry J. Zine, and Edward B. Stead and each of them severally his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and exhibits to this Registration Statement and any and all instruments and other documents required to be filed with the Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform each and every act and thing requisite and necessary or desirable to be done, hereby ratifying and confirming all that any of said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ John F. Antioco John F. Antioco	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	February 13, 2003

/s/ Larry J. Zine Larry J. Zine	Executive Vice President, Chief Financial Officer and Chief Administrative Officer (Principal Financial and Accounting Officer)	February 13, 2003

/s/ Richard J. Bressler Richard J. Bressler	Director	February 13, 2003

/s/ Philippe P. Dauman Philippe P. Dauman	Director	February 13, 2003

/s/ Linda Griego Linda Griego	Director	February 13, 2003

/s/ Mel Karmazin Mel Karmazin	Director	February 13, 2003

/s/ John L. Muething John L. Muething	Director	February 13, 2003

/s/ Sumner M. Redstone Sumner M. Redstone	Director	February 13, 2003

INDEX TO EXHIBITS

Exhibit Number		Description

4.1	—	The Blockbuster Excess Investment Plan.

5.1	—	Opinion of Edward B. Stead, Esq.

23.1	—	Consent of PricewaterhouseCoopers LLP.

23.2	—	Consent of Edward B. Stead, Esq. (included in his opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	—	Powers of Attorney (included in the signature page to this Registration Statement).